TRANSITION AGREEMENT

This Transition Agreement (this "Agreement") dated as of this 22 day of November, 2013, is entered into by and between Texas Gulf Energy, Incorporated, a Nevada corporation ("Seller"), and TGE Industrial Services, LLC, a Texas limited liability company ("Buyer").

RECITALS:

(a) Buyer has acquired the Business Lines under that certain Asset Purchase Agreement, dated as of November 22, 2013 (the "APA"), between Seller and Buyer. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the APA, unless otherwise defined herein. For purposes of this Agreement, Buyer includes Buyer and Buyer's affiliates.

(b) Buyer desires that Seller provide certain transitional services to Buyer on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the mutual promises and covenants of the parties contained in this Agreement and the APA, the parties agree to the following:

1. Transition Services.

(a) During the Initial Term (and the Extension Term, if applicable), Seller agrees to provide the services described on Schedule A (collectively the "Transition Services") to the Buyer, in accordance with the terms and subject to the conditions set forth in this Agreement. Each Transition Service shall be provided only for the duration of any applicable time period specified on Schedule A. If no time period for a particular Transition Service is specified on Schedule A, then such Transition Service shall be provided until this Agreement is terminated in accordance with its terms.

(b) In addition to the Transition Services specified on Schedule A, the Seller agrees to hire the Buyer as a sub-contractor to execute all projects and assignments pursuant to the Master Services Agreements and other such arrangements with customers (the "Assumed Contracts", as defined in the APA), until such time as the Assumed Contracts can be formally transferred, assigned or renegotiated with the customer. The sub-contract terms will mirror the terms reflected in the Assumed Contracts for each project. The Buyer will indemnify the Seller with respect to its performance under the Assumed Contracts and will name the Seller as an insured with respect to its insurance policies.

(c) In performing the Transition Services, Seller may, with the prior written consent of the Buyer, provide any or all of the Transition Services through one or more qualified agents. The Seller agrees to use its best efforts to fully enforce its rights against any qualified agent which provides Transition Services hereunder in the event that such qualified agent fails to provide such Transition Services and, in the event such qualified agent fails to provide such

Transition Services, the Seller shall promptly make other arrangements to provide such Transition Services on the terms and conditions (including pricing terms) set forth herein.

2. Term.

(a) The initial term of this Agreement (the "Initial Term") shall commence on the date hereof and continue for sixty (60) days (the "Initial Termination Date"). The Buyer may extend the term of this Agreement for one additional 30-day period on the same terms and conditions as set forth herein beyond the Initial Termination Date by giving the Seller written notice of such extension not less than thirty (30) days prior to the Initial Termination Date. This 30-day extension period is referred to as the ("Extension Term").

(b) This Agreement may be terminated prior to the Initial Termination Date or prior to the end of the Extension Term, as applicable, as follows:

(i) by the Buyer if the Seller has materially breached its obligations under this Agreement and if Seller has not cured such default within 10 days following the date on which the Buyer has given written notice specifying the facts constituting the default.

(ii) by the Buyer at any time upon 15 days prior written notice to Seller. The Buyer shall be permitted to terminate this Agreement with respect to any particular Transition Service to be provided by Seller upon 15 days prior written notice to the Seller (it being understood that: (A) once this Agreement is terminated with respect to a particular Transition Service, such terminated Transition Service may not be reinstated without the written consent of the Seller, which consent may be given or withheld in the sole discretion of the Seller and (B) the termination of a particular Transition Service shall not be effective if the termination will adversely impact the provision of the remaining Transition Services).

(iii) by the Seller if the Buyer fails to pay any amounts owing to Seller hereunder after Seller has given the Buyer 7 days prior written notice of such past due amount.

(iv) by the mutual agreement of the Seller and the Buyer.

(c) The date this Agreement terminates is referred to as the "Termination Date". Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 2(c), 3, 4, 5, 6, 9, 10, 11, 12, 13, 14 and 15 of this Agreement, and the Buyer's obligation to pay for Transition Services provided by the Seller and reimburse the Seller for expenses incurred prior to the Termination Date, shall survive any such termination or expiration of this Agreement.

3. <u>Confidentiality</u>.

(a) "<u>Confidential Information</u>" shall mean all information relating, directly or indirectly, to the Buyer, the Business, the Seller or the provision of Transition Services or the products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Buyer, the Business or the Seller. Confidential Information includes, but is not limited to, all proprietary information contained on any Active Directory server (including, without limitation, user accounts, passwords and active directory domain structure), email address lists and the Seller internal systems and data bases. Notwithstanding the foregoing, Confidential Information shall not include, or be deemed to be, information (i) known to the recipient of the information prior to its disclosure by the disclosing party, (ii) independently developed by the recipient of the information, (iii) acquired by the recipient from others, provided that such other persons by disclosing such information have not violated any confidentiality obligations owed to the disclosing party, (iv) known to the public or others in the industry, or (v) required to be disclosed by governmental officials or securities regulations.

(b) Each party acknowledges that the Confidential Information of the other party is and shall remain the property of such other party. The parties agree with respect to all Confidential Information that:

(i) Each party shall preserve all Confidential Information of the other party in confidence and shall not, without the prior written consent of the other party, disclose such Confidential Information to any third party, other than to the parties' respective employees, agents and advisors (including attorneys) who have a need to know such information to fulfill their duties hereunder and who agree to keep such information confidential and who are provided with a copy of this Agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. Each party shall use its best efforts to ensure compliance with the provisions hereof by all persons to whom Confidential Information is disclosed.

(ii) The parties shall use Confidential Information of the other party solely in connection with the purposes of this Agreement and any other agreement between the parties. Any other use of the Confidential Information of the other party, including but not limited to any personal or commercial use, is explicitly forbidden.

(iii) Upon termination of this Agreement and upon written request of the disclosing party, a party in possession of Confidential Information of the other party shall cease any use of such Confidential Information, and shall immediately return or destroy all originals, copies, reproductions, extracts and summaries of such Confidential Information to the disclosing party, and certify that such action has been taken. Following the termination of this Agreement and the written request of the disclosing party to return or destroy Confidential Information in their possession, the party in possession of the Confidential Information shall deliver a certificate signed by one of its officers confirming that they have complied with the requirements of this <u>Section 3.2(b)(iii)</u>.

(c) In the event either party is required by applicable law to disclose any Confidential Information of the other party, the party required to make the disclosure shall promptly notify the other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and the party required to make the disclosure shall cooperate with other party to preserve the confidentiality of such information consistent with applicable law, at the sole expense of the party required to make the disclosure.

(d) Each party hereto shall be responsible for any breach of this Agreement by its employees, agents and advisors (including attorneys) or any other party to which it discloses Confidential Information pursuant to Section 3(b)(i). Each party agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its employees, agents and advisors (including attorneys) or any other party to which it discloses Confidential Information pursuant to Section 3(b)(i) from prohibited or unauthorized disclosure or use of the Confidential Information.

(e) The receiving party acknowledges that the Confidential Information to be disclosed to it hereunder may be of a unique character and that the breach of any provision of this Agreement may cause the disclosing party irreparable injury and damage that monetary damages would be an insufficient remedy for such breach, and consequently, the disclosing party shall be entitled, in addition to all other remedies available to it, to seek injunctive and equitable relief to prevent a breach of any part of this Agreement and to secure compliance hereto.

4. Relationship of the Parties.

(a) Notwithstanding any other agreement the parties have entered into (or have contemporaneously entered into with this Agreement), the parties' relationship to each other with respect to any and all matters addressed or covered by this Agreement, including without limitation the provision of Transition Services to the Buyer, shall for all purposes be one of vendor and vendee only. Nothing in this Agreement or any other agreement between the parties shall be interpreted as making either party the partner, joint venturor, employee or agent of the other with respect to any and all matters addressed or covered by this Agreement. It is agreed and understood that the parties have no special relationship to each other (either fiduciary, confidential—except as expressly set forth herein—or other) under this Agreement, and no party shall have any special duty or obligation to the other except as expressly set forth in this Agreement. Moreover, neither party shall have the authority to assume or create any liability or obligation, express or implied, on behalf of, or bind in any manner, the other party.

(b) All persons providing Transition Services on behalf of the Seller to the Buyer shall be deemed solely employees or agents of the Seller, and they shall not be deemed employees or agents of the Buyer.

5. Successors And Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns. Subject to Section 1(b), this Agreement shall

not be assignable by either party (nor shall this Agreement be transferred by operation of law or otherwise) without the prior written consent of the other party hereto; provided, however, that the Buyer may collaterally assign any or all of its rights, obligations or interests hereunder without any such written consent as security for any obligations arising in connection with the Credit Agreement.

6. **Standard of Care; Limitation of Liability**.

(a) In providing the Transition Services set forth in this Agreement, the Seller shall only be required to utilize substantially the same effort, skill and standard of care it utilized in operating the Business Lines prior to the Closing Date. The Seller shall have no responsibility or liability to the Buyer for clerical or other errors and mistakes that may occur in the provision of Transition Services, so long as the same do not rise to the level of fraud, gross negligence or intentionally malicious conduct. The Seller shall not be liable for any clerical or other errors and mistakes made by the Buyer or any of its employees or agents nor for any negligence, fraud or malicious conduct of any officer, employee, agent or contractor of the Buyer or any affiliate of the Buyer.

(b) Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that (i) the Seller will not be required to make any financial, accounting, cash management, credit, tax, legal, operational, marketing or other material decisions for or on behalf of the Buyer, (ii) no employee or agent of the Seller will have any authority of any kind to authorize or cause the disbursement of any funds of the Buyer, (iii) no employee or agent of Seller will be required to perform any physical labor, cabling or server hardware installation in providing the Transition Services, such as stocking/unstocking, loading/unloading, performing physical inventories or audits, testing products, traveling, or meeting with customers, suppliers or vendors of the Business, and (iv) the Seller shall be excused from the performance of any Transition Services where the provision of such services will violate the terms of any license held by Seller which is necessary for the provision of a particular Transition Service or in any case where any licensor makes an allegation of such violation; provided, however, that the Seller shall take commercially reasonable measures to provide Transition Services through an alternative means.

(c) The parties acknowledge and agree that the Seller's timely provision of Transition Services under this Agreement is dependent upon the Seller's timely receipt of various data and other information from the Buyer and/or its customers and suppliers, including without limitation decisions from the Buyer about how, when and where the Seller should provide various Transition Services. Accordingly, the Seller shall have no responsibility or liability for failure or delay in providing any Transition Service to the extent such failure or delay was caused, in whole or in part, by the failure or delay of the Buyer, its customers, suppliers or their respective agents in providing any such data or other information.

7. **Force Majeure**.

If the performance of the Seller under this Agreement is prevented, restricted or interfered with by any events ("Force Majeure Events") which are beyond the Seller's reasonable

control, including but not limited to the following,: (i) fire, explosion, casualty, or extreme weather conditions; (ii) war, revolution, civil commotion, acts of public enemies, blockage or embargo; or (iii) any law, order, proclamation, regulation, ordinance, judicial decree or demand or requirement of any government or any subdivision, authority, or representative of any such government; the Seller shall give prompt notice to the Buyer, and shall not be deemed to have materially breached this Agreement. The Seller shall use its commercially reasonable efforts to remove the causes of such Force Majeure Events, and shall advise the Buyer in writing when performance will be resumed. For the period of such non-performance, the Buyer's obligation to pay its fee will be excused (the fee will be pro rated by the number of days of such non-performance).

8. Consideration.

The Buyer will pre-pay the fees for the Transition Services detailed on Schedule A as prescribed in the APA. Any fees or charges beyond the pre-paid fees shall be paid in the amounts and at the times set out in Schedule A.

9. Notices.

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by registered or certified United States mail, postage prepaid, return receipt requested. Any notice or communication given hereunder shall be deemed given: (a) if received on a business day before 5:30 p.m. local time of the recipient, on the date of receipt; or (b) if received on a day other than a business day or on a business day after 5:30 p.m. local time of the recipient, on the first business day following the date of receipt; *provided, however*, that a notice delivered by facsimile or electronic transmission shall only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two business days after its delivery by facsimile or electronic transmission. All notices shall be addressed as follows:

CW

If to Seller:

Texas Gulf Energy, Incorporated
1602 Old Underwood Road
LaPorte, Texas 77571
Attention: Craig Crawford

With a copy to:

K&L Gates LLP
200 S. Biscayne Boulevard, Ste. 3900
Miami, Florida 33131
Attention: Clayton E. Parker, Esq.

If to Buyer:

TGE Industrial Services, LLC
580 Decker Drive, Suite 260
Irving, Texas 75062
Attention: Michael G. Donohoe

With a copy to:

Block & Garden, LLP
5949 Sherry Lane, Suite 900
Dallas, Texas 75225
Attention: Warren W. Garden
Facsimile No.: (214) 866-0991

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.

10. Conflict Resolution.

Each party hereto shall appoint a representative (the "Transition Services Representatives") who will represent the appointing party in any and all discussions or disputes regarding the status of the Transition Services. The initial Transition Services Representatives shall be John Haney, on behalf of Seller, and Ed O'Donnell, on behalf of the Buyer. Each party may change its Transition Services Representative from time to time upon written notice to the other party. In the event a dispute regarding the Transition Services cannot be resolved by the Transition Services Representatives, the dispute shall be referred to a senior level executive of each party (the "Transition Services Executives") who shall engage in a good faith effort to resolve such dispute. The initial Transition Services Executives shall be Craig Crawford, on behalf of Seller, and Michael Donohoe, on behalf of the Buyer. Each party may change its Transition Services Executive from time to time upon written notice to the other party; provided that any replacement shall hold the same or higher title within the applicable party as the outgoing Transition Services Executive. In the event a dispute regarding the Transition Services cannot be resolved by the Transition Services Executives, the parties may seek the remedies provided in Section 11.

11. Mediation; Prevailing Party.

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by confidential mediation under the then current CPR Mediation Procedure, before resorting to litigation. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; *provided* that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

12. **Waiver of Jury Trial**.

EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

13. **Severability**.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

14. **Governing Law; Exclusive Jurisdiction and Venue**.

This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.. Each party hereto (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts located in Harris County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

15. **Miscellaneous**.

(a) No course of dealing, and no failure of either the Buyer or the Seller to insist upon strict performance of any of the terms, conditions, and covenants herein, shall be deemed a waiver of: (i) any rights or remedies that either the Buyer or the Seller may have hereunder; and (ii) any subsequent breach of the terms, conditions, and covenants herein contained. No waiver of either the Buyer or Seller of any rights they may have hereunder shall be deemed to have occurred except as expressly provided in this Agreement or in a writing signed by an authorized officer of the party to be charged.

(b) This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

(c) The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby, and that neither this Agreement nor

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any of the agreements contemplated hereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements.

(d) This Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof.

(e) Except as otherwise expressly stated herein, nothing in this Agreement is intended to create any rights in or benefits for any party other than the Buyer and the Seller.

(f) This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Executed copies of this Agreement exchanged by fax/telecopier shall be fully binding.

(g) Each party shall be responsible for payment of any taxes required by applicable law in connection with the provision of the Transition Services hereunder.

(h) At such time as this Agreement is terminated, Seller, after consultation with the Buyer, will deliver any paper records belonging to the Buyer to the Buyer's main office. Electronic record delivery shall be governed by provisions in Exhibit 1-A.

(i) The parties agree that irreparable damages may occur if the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent actual breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.

16. <u>Additional Services</u>.

(a) The parties have attempted to identify each material service to be provided by the Seller to the Buyer and to address such services in this Agreement and the exhibits and schedules attached hereto. The parties acknowledge, however, that there may be material services relating to the Business that they would have intended to be included which have inadvertently be omitted. The parties agree to negotiate in good faith regarding the provisions of such material services and the Seller agrees to provide such services to the extent reasonably practicable so long as the Buyer agrees to reasonably adjust the various fees related to the provision of services hereunder.

(b) Master Services Agreement. At or prior to Closing, the parties have agreed to execute and deliver, each to the other, that certain Master Services Agreement in substantially the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

TGE INDUSTRIAL SERVICES, LLC

By: ______________________
Michael G. Donohoe, Manager

SELLER:

TEXAS GULF ENERGY, INCORPORATED

By: ______________________
Craig Crawford,
Chief Executive Officer & Director

SCHEDULE A

SERVICES ACCOUNTED FOR THROUGH CORPORATE PROCESSING	Additional Fees
Accounting System	
Seller will provide Buyer with a "Mirror" image of the general ledger and account history from the Microsoft Dynamics SL accounting system for all divisions of Texas Gulf Energy, Inc., except for International Plant Services, as of the Effective Date of the transaction. This image will include inventory, Accounts Payable subaccount structure, vendor ID's, Customer List, GL account structure, Accounts Receivable subaccount structure	
Seller shall provide to Buyer a copy of all extracted historical financial data for a period dating back 2 years.	
Accounts Payable	
Provide Buyer with prioritized vendor master file information to facilitate vendor setup on Buyer systems	
Arrange for bills currently paid at corporate that are attributable to the Buyer (i.e., utilities, LTL transport, etc.) to be sent directly to the Buyer	
Contact cellular phone service providers to have service released; Buyer to contact providers to take over lines and switch billing to employees' personal or new Buyer credit cards	
Remit to Buyer any vendor / supplier invoices comingled with the Seller's payables	
Maintain all COMDATA and American Express payment/credit cards and account assigned to employees transferring to the Buyer. Buyer will agree to reimburse Seller for amounts spent on the cards.	
Provide data entry and processing support under the direction of the Buyer's personnel.	
Treasury Services	
Identify Buyer funds received into Seller accounts, if any, and transfer to Buyer on a once-weekly basis	
Accounts Receivable	
Provide data entry and processing support of job costs and other job related information	
Assist the Buyer in preparing and issuing invoices to Buyer's customers	
Respond to Buyer inquiries regarding Seller experience and insight into necessary Bad Debt requirements	

Landlord Services	Initial 60 days covered by pre-paid fees, $20,000 per month after
Buyer will continue to have access to and occupy the existing space, as currently configured, at current location, including access to break rooms, rest rooms, Phone room and IT hardware	
Use of the yard space at the current location	
Monthly Reporting / General Accounting Support	
Provide data entry and general booking and accounting support, under the direction of Buyer's personnel	
Provide data necessary for state and local sales tax and property tax filings in a substantially similar manner as compiled prior to transaction close; Buyer will be responsible for all of its own tax filings	
Provide access to all Microsoft Dynamics modules for specific reports as needed for 90 days (i.e. sales order history, credit memo history or data, reconciliation of accounts, etc.)	
Payroll Services	
Provide data entry and payroll processing support, under the direction of the Buyer's personnel.	
Provide the Buyer with a listing of all employees to be transferred to the Buyer, together with all employee data and information, historical wages and other relevant data.	
Information Technology and Telephony	
Email forwarding for 365 days	
Internet Access through the existing network and service provider	
Wireless connectivity to the internal network	
Export of all mailboxes to a Microsoft Outlook PST format - including contacts	
Export of inventory, A/P, vendor ID's, Customer List, GL account structure, A/R	
Assist in the transfer of all software licenses transferred	
Maintain all ATT&T Wireless cell phone numbers and Verizon Wireless AirCard accounts and assist in the transfer of those numbers and accounts	Buyer will reimburse Seller for actual charges incurred

Provide and maintain Corporate network services, email, internet, VPN, virus protection (network & email), network security, DNS services, including additions / deletions of user accounts on domain, and security	Initial 60 days covered by pre-paid fees, $2,500 per month after thereafter
Seller shall maintain current website hosting. Seller will provide Buyer access to all content on the website to be provided to Buyer.	No Charge
VPN connections will remain in place.	No charge
Vehicle Leases	
Assist the Buyer in the transfer of the vehicle leases listed in the APA Schedule 2	
Other	
Assist the Buyer in transitioning/obtaining memberships with industry trade groups and similar memberships that are not be transferred to the Buyer	
Assist the Buyer in obtaining relationships with existing vendors	
To the extent possible, assist the Buyer in transferring certain direct-inward-dial (DID) phone numbers.	
The parties will work to transition the employee benefits programs in a manner that is not detrimental to the Seller.	